EXHIBIT 4.8

DESCRIPTION OF CAPITAL STOCK

OF JABIL INC.

Under our certificate of incorporation, as amended (the “charter”), the total number of shares of all classes of stock which we are authorized to issue is 510,000,000, consisting of two classes: 500,000,000 shares of common stock, $0.001 par value per share (“common stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (“preferred stock”). As of October 14, 2019, there were 152,656,443 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

The following is a description of some of the terms of our common stock and preferred stock, our charter, our amended and restated bylaws (the “bylaws”) and certain provisions of the Delaware General Corporation Law (the “DGCL”). The following description is not complete and is subject to, and qualified in its entirety by reference to, our charter and bylaws, which have been incorporated by reference as exhibits to this Form 10-K. Our charter and bylaws may be obtained as described below under the heading “Where You Can Find More Information.” You should read our charter and bylaws and the applicable provisions of the DGCL for a complete description of the provisions described in this section and for other provisions that may be important to you.

Common Stock

Voting Rights. Each share of our common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders. Our charter does not entitle the holders of our common stock to cumulative voting rights with respect to the election of our directors. Unless otherwise provided by applicable law, the rules or regulations of any applicable stock exchange, or our charter or bylaws, every matter to be voted on by our stockholders, other than the election of directors, shall be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the applicable meeting and actually cast on such subject matter at the applicable meeting.

Election of Directors. Each director shall hold office until the next annual meeting of stockholders following his or her election and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal. Pursuant to our bylaws and subject to the rights of any series of our preferred stock that may be outstanding, each director to be elected by stockholders shall be elected by the vote of the majority of the votes of the shares present in person or represented by proxy at the meeting and actually cast with respect to the director; provided, however, that if our board of directors determines that the election is contested then directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As provided in our bylaws, a “majority of the votes of the shares present in person or represented by proxy at the meeting and actually cast” shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes actually cast with respect to that director’s election. Votes actually cast shall include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election. If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her conditional resignation following certification of the stockholder vote, and our nominating and corporate governance committee shall consider such incumbent director’s resignation and recommend to the board of directors whether to accept or reject such resignation. The nominating and corporate governance committee and the board of directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Dividends and Distributions. Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends payable on our common stock that may be declared by our board of directors out of funds legally available for the payment of dividends. Upon our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in any of our assets remaining for distribution to our common stockholders after payment of or provision for our debts and other liabilities and subject to any preferential rights of any outstanding shares of our preferred stock to receive distributions in the event of our liquidation, dissolution or winding-up before distributions are made to holders of our common stock.

Preemptive Rights, Redemption and Conversion. Our common stock is not entitled to preemptive rights and holders of common stock have no rights to redeem their common stock or convert their common stock into any other securities.

Preferred Stock

Under our charter, the board of directors is authorized, without vote or other action by our stockholders, to cause the issuance of up to 10,000,000 shares of our preferred stock in one or more series from time to time. Our board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. Pursuant to any restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series of preferred stock, the board of directors may increase or decrease the number of shares of any series subsequent to the issue of shares of that series.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, the corporation’s board of directors approved either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, among other things and in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of the Company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also adversely affect the market price of our common stock and any other securities that we may issue as contemplated by this prospectus.

Anti-Takeover Provisions of Our Charter and Bylaws

Certain provisions of our charter and bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of the Company. For example, our charter and bylaws include anti-takeover provisions that:

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authorize our board of directors, without the vote of or other action by our stockholders, to cause the issuance of preferred stock in one or more series from time to time and, with respect to each series, to establish the number of shares constituting that series and to fix the rights and other terms of that series, which may include, without limitation, voting rights, dividend rights and preferences, liquidation rights and preferences and rights to convert the preferred stock of such series into other securities;

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provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our authorized directors may be filled only by a majority of directors then in office, even if such directors then in office constitute less than a quorum;

•	provide that the number of directors constituting our board of directors shall be fixed from time to time and determined by our board of directors;

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establish advance notice procedures and other requirements for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

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provide that, subject to applicable law and our charter, special meetings of stockholders for any proper purpose may be called only by the board of directors, or by the chairman of the board, or by the chief executive officer, or by one or more stockholders holding shares in the aggregate entitled to cast not less than a majority of the votes at that meeting, and stockholders may not take action by written consent; and

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do not give the holders of our common stock cumulative voting rights with respect to the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by our common stockholders.

The provisions described above are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a merger, change of control or other takeover of our Company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also adversely affect the market price of our common stock and any other securities that we may issue as contemplated by this prospectus. These provisions may also have the effect of preventing changes in our management.

Limitation on Liability of Directors; Indemnification of Directors and Officers

Our charter provides that, to the fullest extent permitted by law, none of our directors shall be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, and provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. We believe that these limitations of liability and indemnification provisions are useful to attract and retain qualified directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

NYSE Listing

Our common stock is listed on the New York Stock Exchange under the symbol “JBL.”